FORM 4

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. SEE Instruction 1(b).


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


1.   Name and Address of Reporting Person*

     Warren                         Daniel
--------------------------------------------------------------------------------
      (Last)                        (First)                 (Middle)

     85 Old Stratton Chase
--------------------------------------------------------------------------------
                                    (Street)

     Atlanta                          GA                      30328
--------------------------------------------------------------------------------
       (City)                        (State)                  (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Signature Eyewear, Inc. (Nasdaq Symbol "SEYE")


3.   IRS or Social Security Number of Reporting Person (Voluntary)


4.   Statement for Month/Year:

     February 1999

5.   If Amendment, Date of Original(Month/Year)


6.   Relationship of Reporting Person to Issuer
             (Check all applicable)

      X   Director                      10% Owner
     ---                           ---
          Officer (give                 Other (specify
     ---          title below)     ---         below)


             --------------------------------

7.   Individual or Joint/Group Filing (Check applicable line)

      X   Form filed by one Reporting Person
     ---
          Form filed by more than one Reporting Person
     ---


                  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED,
                       DISPOSED OF, OR BENEFICIALLY OWNED

1.  Title of Security   2. Trans-  3. Transaction  4. Securities Acquired (A)  5. Amount of       6. Ownership    7. Nature of
    (Instr. 3)             action     Code            or Disposed of (D)          Securities         Form;           Indirect
                           Date       (Instr. 8)                                  Beneficially       Direct (D)      Beneficial
                                                      (Instr. 3, 4 and 5)         Owned at End       or Indirect     Ownership
                           (Month/  -----------------------------------------     of Month           (I)
                            Day/       Code    V      Amount (A) or Price                                            (Instr. 4)
                            Year)                            (D)                  (Instr. 3 and 4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                       311,208            D



If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)                     (Over)

 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.Title      2.Conver-   3.Trans-  4.Trans-   5.No. of    6.Date Exer-   7.Title and  8.Price     9.Number     10.Owner-  11.Nature
  of Deri-     sion or     action    action     Deri-       cisable        Amount of    of          of Deriv-     ship       of In-
  vative       Exercise    Date      Code       vative      and Expi-      Underlying   Deri-       ative         Form of    direct
  Security     Price of    (Month/   (Instr.    Securi-     ration         Securities   vative      Securities    Deriva-    Bene-
  (Instr. 3)   Deri-       Day/      8)         ties Ac-    Date (Month/   (Instr. 3    Security    Bene-         tive       ficial
               vative      Year)                quired      Day/Year)      and 4)      (Instr. 5)   ficially      Security;  Owner-
               Security                         (A) or                                              Owned at      Direct     ship
                                                Disposed                                            End of        (D) or    (Instr.
                                                of (D)                                              Year          Indirect     4)
                                                (Instr. 3,                                         (Instr. 4)      (I)
                                                4, and 5)                                                        (Instr. 4)
                                    ---------  ----------  -----------------------------
                                    Code   V   (A)    (D)   Date   Expira-       Amt. or
                                                            Exer-  tion   Title  No. of
                                                            cis-   Date          Shares
                                                            able
------------------------------------------------------------------------------------------------------------------------------------
Stock Option   $10.00    2/1/98      A         4,000        (1)    2/1/08 Common  4,000  $0.00      4,000         D
(right to buy)                                                            Stock


Explanation of Responses:

(1) The stock option vests and becomes exercisable as follows: 2,000 shares vested on April 1, 1998, and 2,000 shares vest on April 1, 1999.

    **Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.



                                    /S/ DANIEL WARREN                  2/9/99
                             -------------------------------        ----------
                             **Signature of Reporting Person           Date


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